As filed with the Securities and Exchange Commission on January 7, 1997
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                          GST TELECOMMUNICATIONS, INC.
             -----------------------------------------------------

             (Exact Name of Registrant as Specified in Its Charter)

                                     Canada
             -----------------------------------------------------

                         (State or other jurisdiction of
                         incorporation or organization)

                                       N/A
             -----------------------------------------------------
                                  (IRS Employer
                             Identification Number)

                           ---------------------------

                             4317 N.E. Thurston Way
                           Vancouver, Washington 98662
                                 (360) 254-4700
        ----------------------------------------------------------------
                        (Address and telephone number of
                    Registrant's Principal Executive Offices)

                           ---------------------------

                     Robert H. Hanson, Senior Vice President
                          GST Telecommunications, Inc.
                         1285 Sheridan Street, Suite 245
                               Cody, Wyoming 82413
                                 (307) 527-6048
             -----------------------------------------------------
                       (Name, Address and Telephone Number
                              of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                     Amount         Proposed Maximum                    Proposed Maximum             Amount of
Title of Shares                      to be          Aggregate Price                        Aggregate                 Registra-
to be Registered                   Registered       Per Share                            Offering Price               tion Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Shares,                     4,129,951        $8.40625(1)                            $34,717,400.59            $10,520.42
without par
value
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, based upon $8.40625, the per Share average of high and low sale prices of the Registrant's Common Shares as reported by the American Stock Exchange for trading on December 30, 1996.

                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS
                  SUBJECT TO COMPLETION, DATED JANUARY 7, 1997

                             4,129,951 COMMON SHARES

                          GST TELECOMMUNICATIONS, INC.


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of Common Shares, without par value (the "Common Shares"), of GST Telecommunications, Inc. (the "Company") (i) that will be issued by the Company to certain Selling Shareholders upon exercise of certain warrants that were sold by the Company to such Selling Shareholders (the "Warrants"), (ii) that were issued by the Company to certain Selling Shareholders in connection with the purchase by the Company of all of the outstanding capital stock of Tri-Star Residential Communications Corp. ("Tri-Star") and (iii) that were issued to securityholders of Pacwest Network, L.L.C. ("Pacwest") in connection with the purchase by the Company of Pacwest's interest in GST Telecom Inc. The Common Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Common Shares.

         The Selling Shareholders have advised the Company that the resale of their Common Shares may be effected from time to time in one or more transactions solely on the American Stock Exchange (the "AMEX") or the Vancouver Stock Exchange (the "VSE"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Common Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Common Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

--------------------------------------------------------------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                             A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" AT PAGE 4 HEREOF.

--------------------------------------------------------------------------------

         The Common Shares are traded on the AMEX under the symbol "GST" and on the VSE under the symbol "GTE.U." On January 3, 1997, the last sale price for the Common Shares on the AMEX was $9.125.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Shares are listed on the AMEX and such reports and other information may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.



                                TABLE OF CONTENTS




AVAILABLE INFORMATION..................................................... 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 3

RISK FACTORS.............................................................. 4

THE COMPANY............................................................... 12

USE OF PROCEEDS........................................................... 13

SELLING SHAREHOLDERS...................................................... 13

PLAN OF DISTRIBUTION...................................................... 15

LEGAL MATTERS............................................................. 16

EXPERTS  ................................................................. 16

ADDITIONAL INFORMATION.................................................... 16

INDEX TO FINANCIAL STATEMENTS............................................. F-1

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and the Company's Current Report on Form 8-K dated October 31, 1996 reporting the acquisition of assets and other events are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All subsequent reports filed by the Company on Forms 10-K, 10-Q, 8-K or otherwise, prior to the termination of this offering, are deemed to be incorporated by reference in this prospectus and shall be deemed to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act, subsequently filed by the Company prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application for  Registration of its Common Shares under
Section 12(b) of the Exchange Act filed on March 3, 1994 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to GST Telecommunications, Inc. at 1030-999 West Hastings Street, Vancouver, British Columbia, Canada V6C 2W2, Attention: Robert M. Blankstein. Oral requests should be directed to such individual (telephone number (604) 688-0553).

                             ----------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS
BEFORE MAKING AN INVESTMENT DECISION. CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.

DEVELOPMENT AND EXPANSION RISK AND POSSIBLE INABILITY TO MANAGE GROWTH

         The Company is in the early stages of its operations. Certain of its networks have only recently become commercially operational and the Company has only recently begun to deploy switches in its networks. The success of the Company will depend, among other things, upon the Company's ability to assess potential markets, design fiber backbone routes that provide ready access to a substantial customer base, secure financing, obtain required rights-of-way, building access and governmental permits, implement expanded interconnection and collocation with facilities owned by local exchange telephone companies ("LECs") and achieve a sufficient customer base, and upon subsequent developments in state and federal regulations. There can be no assurance that any networks to be developed or further developed will be completed on schedule, at a commercially reasonable cost or within the Company's specifications. In addition, the expansion of the Company's business has involved and is expected to continue to involve acquisitions, which could divert the resources and management time of the Company and require integration with the Company's existing operations. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of acquired businesses. These factors and others could adversely affect the expansion of the Company's customer base and service offerings. The Company's inability either to expand in accordance with its plans or to manage its growth could have a material adverse effect on its business, financial condition and results of operations.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE EBITDA

         The Company has incurred and expects to continue to incur increasing operating losses and negative EBITDA while it expands its business and builds its customer base. The Company has incurred significant increases in expenses associated with these activities and there can be no assurance that an adequate customer base with respect to any or all of its services will be achieved or sustained. The Company does not expect to achieve a significant market share for any of its services. The Company had a net loss of approximately $60.4 million and negative EBITDA of $33.9 million for the year ended September 30, 1996. There can be no assurance that the Company will achieve or sustain profitability or generate positive EBITDA. At September 30, 1996, the Company had a U.S. net operating loss carryforward of approximately $45.0 million and a Canadian net operating loss carryforward of approximately Cdn. $6.8 million. While such loss carryforwards are available to offset future taxable income of the Company, the Company does not expect to generate sufficient taxable income so as to utilize all or a substantial portion of such loss carryforwards prior to their expiration.

SIGNIFICANT CAPITAL REQUIREMENTS

         The Company believes that the net proceeds of the private placement offerings consummated in December 1995 (the "December Offering") and in October 1996 (the "October Offering"), the proposed initial public offering of NACT's common stock (the "NACT Offering"), other securities offerings, if any, consummated in the future, together with cash on hand and borrowings expected to be available under both a $100.0 million credit facility (the "Tomen Facility") with Tomen America and its affiliates ("Tomen") and equipment financings currently available, will provide sufficient funds for the Company to expand its business as presently planned and to fund its operating expenses through the first half of fiscal 1997. Thereafter, the Company expects to require additional financing. However, in the event that the

Company's plans or assumptions change or prove to be inaccurate, or the foregoing sources of funds prove to be insufficient to fund the Company's growth and operations, or if the Company consummates acquisitions, the Company may be required to seek additional capital sooner than currently anticipated. Sources of financing may include public or private equity or debt financing by the Company or its subsidiaries, sales of assets or other financing arrangements. There can be no assurance that such additional financing would be available to the Company or, if available, that it could be obtained on acceptable terms or within the limitations contained in the Tomen Facility, the indentures relating to the notes (the "Notes") sold in the December Offering (the "Indentures"), existing equipment financing facilities or similar facilities under negotiation or any future financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures and could have a material adverse effect on the Company. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness, which would have a material adverse effect on the value of the Common Shares. The Company has no working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company.

SUBSTANTIAL INDEBTEDNESS

         At September 30, 1996, the Company had outstanding on a consolidated basis approximately $239.7 million of indebtedness. The accretion of original issue discount on the Notes will cause an increase in indebtedness of $151.5 million by December 15, 2000. The Indentures limit, but do not prohibit, the incurrence of additional indebtedness by the Company. At September 30, 1996, the Company had $68.2 million of availability under the Tomen Facility to finance the development and construction of additional networks, if and to the extent that proposals for funding projects are approved by Tomen. Tomen has recently agreed in principle to provide the Company with $41.0 million of additional financing under the Tomen Facility for the Company's Hawaiian inter-island network and Hawaiian terrestrial fiber optic network. The Company expects to incur substantial additional indebtedness in the future. The Company has entered into loan agreements with an equipment manufacturer and a commercial lender for $166.0 million of equipment financing and is negotiating with another equipment manufacturer for additional equipment financing. There can be no assurance that any such additional equipment financing will be available to the Company on acceptable terms or at all.

         The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness will make it more vulnerable in the event of a downturn in its business.

POSSIBLE INABILITY TO SERVICE DEBT

         The Company has been experiencing increasing negative EBITDA and the Company's earnings before fixed charges were insufficient to cover fixed charges for the years ended September 30, 1996 and 1995 by $62.9 million and $13.8 million, respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or EBITDA or that the Company will be able to meet its debt service obligations. As the Company does not currently have a revolving credit facility, if a shortfall occurs, alternative financing would be necessary in order for the Company to meet its liquidity requirements and there can be no assurance that such financing would be available. In such event, the Company could face substantial liquidity problems. In addition, the Company anticipates that cash flow from operations may be insufficient to repay the Notes in full at maturity in which event such indebtedness would need to be refinanced. There can be no assurance that the Company will be able to effect such refinancing. The ability of the Company to meet its obligations and to effect such refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. Failure by the Company to meet its obligations could result in a default on its indebtedness, including the Notes, which would permit the holders of such indebtedness to accelerate the maturity thereof.

FINANCIAL AND OPERATING RESTRICTIONS IMPOSED BY EXISTING INDEBTEDNESS

         The Company's financing agreements impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or to create liens on its assets, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such covenant could result in a default thereunder, which could result in an acceleration of such indebtedness.

DIFFICULTIES IN IMPLEMENTING LOCAL AND ENHANCED SERVICES

         The Company has begun to deploy and plans to continue to deploy high capacity, digital switches in the cities in which it operates or plans to operate networks, as well as in certain cities where the Company will rely on LEC facilities for transmission. This will enable the Company to offer a variety of switched access services, enhanced services and local dial tone. The Company expects negative operating margins from its switched services during the 24 to 36 month period after a switch is deployed. For switches operating in conjunction with the Company's networks, the Company expects operating margins to improve as the network is expanded and larger volumes of traffic are carried on the Company's network. Until such time, the Company will rely on the LEC facilities to originate and terminate a significant portion of its switched services traffic. For switches operating in cities where the Company will rely on LEC facilities for transmission, negative operating margins are expected under current LEC pricing tariffs. Although under the Telecommunications Act of 1996 (the "Telecommunications Act"), the LECs will be required to unbundle local tariffs and permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company. In addition, the Company's ability to successfully implement its switched and enhanced services will require the negotiation of resale agreements with LECs and other competitive local exchange telephone companies ("CLECs") and the negotiation of interconnection agreements with incumbent LECs, which can take considerable time, effort and expenses.

         In August 1996, the Federal Communications Commission (the "FCC") released a decision implementing the interconnection portions of the Telecommunications Act (the "Interconnection Decision"). The Interconnection
Decision establishes rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions. In October 1996, the United States Eighth Circuit Court of Appeals (the "Eighth Circuit") stayed the effectiveness of certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between incumbent LECs and their competitors. Although the judicial stay of the Interconnection Decision does not prevent the Company from negotiating interconnection agreements with LECs, it does create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating such agreements more difficult and protracted. On November 12, 1996, the U.S. Supreme Court refused to vacate the Eighth Circuit's judicial stay. The Eighth Circuit is expected to hear oral arguments in this case in January 1997 and further appeals are possible. Prior to the resolution of the stay, there can be no assurance that the Company will be able to obtain interconnection agreements on terms acceptable to the Company.

         The Company's switched services may not be profitable due to, among other factors, lack of customer demand, inability to secure access to facilities of incumbent LECs at acceptable rates, competition from other CLECs and pricing pressure from the LECs. The Company has no experience providing switched access services and there can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy.

         Implementation of the Company's switched and enhanced services is subject to the Company's ability to obtain equipment financing for switches and upon equipment manufacturers' ability to meet the Company's switch deployment schedule. Although the Company has entered into loan agreements with an equipment manufacturer and a commercial lender for $166.0 million of equipment financing and is negotiating with another equipment manufacturer for additional equipment financing, there can be no assurance that all of such switches will be deployed on the schedule contemplated by the Company or that, if deployed, such switches will be utilized to the degree contemplated by the Company.

RECENT COMMENCEMENT OF INTEGRATED MARKETING EFFORT

         The Company has only recently begun an integrated marketing effort of its telecommunication service offerings. Historically, the Company has marketed its services primarily to long distance carriers and significant end-users of telecommunications services with respect to its access services, and small businesses and consumers with respect to its long distance services. The Company expects to leverage its relationships with these customers and market a variety of services to them. Although the Company has approximately 39,000 customers, it has generated limited revenue. The Company actively markets its products and services, however, there can be no assurance that the Company will be able to attract new customers or retain and sell additional services to existing customers.

DEPENDENCE ON KEY CUSTOMERS

         The Company's five largest telecommunications services customers accounted for approximately 46.9% and 26.8% of the Company's consolidated revenues for the years ended September 30, 1996 and 1995, respectively. During the year ended September 30, 1995, a former customer, which customer is presently the subject of a bankruptcy proceeding, accounted for 5.3% of the Company's consolidated revenues. It is anticipated that during the early stages of development of individual networks, before obtaining a sufficient amount of end-user revenues, the Company will be dependent on a limited number of long distance carriers for a significant portion of its revenues. While long distance carriers have high volume requirements and have utilized CLECs, they generally are more price sensitive than end-users. The five largest customers of the Company's manufacturing operations accounted for 13.4% and 16.1% of the Company's consolidated revenues for the years ended September 30, 1996 and 1995, respectively. The loss of, or decrease of business from, one or more significant customers could have a material adverse effect on the business, financial condition and results of operations of the Company.

COMPETITION

         The telecommunications industry is highly competitive. In most markets, the Company's principal competitor for local exchange services is the Regional Bell Operating Company ("RBOC") or GTE Corporation and its affiliated companies (collectively, the "GTE Companies"). Other competitors may include other CLECs, microwave and satellite carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and

RBOCs outside their current local service areas. In addition, the Company anticipates future competition from large long distance carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), which have begun to offer integrated local and long distance telecommunications services as regulations allow. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company.

         As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the RBOCs, the GTE Companies and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the LECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with LEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the LECs.

         To the extent the Company interconnects with and uses LEC networks to service the Company's customers, the Company is dependent upon the technology and capabilities of the LECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company will become increasingly dependent on interconnection with LECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on LECs, but there can be no assurance that the Company will be able to obtain the interconnection it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are acceptable. In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the LECs, the attractiveness of the Company's services to its customers could be impaired.

         The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as
AT&T, MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than the Company's current costs. In addition, as a result of the Telecommunications Act, RBOCs are expected to become competitors in the long distance telecommunications industry both outside their service territory and, upon the satisfaction of certain conditions, within their service territory. As a result of the Company's recent acquisition of Call America Business Communications Corporation and its affiliated companies, TotalNet Communications Inc. and certain assets of Texas- Ohio Communications Inc., the Company's long distance operations will account for a significant portion of the Company's revenues. The Company believes that the principal competitive factors affecting its long distance operations are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company.

         The Internet services market is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company's competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.

         The market for telecommunications products is highly competitive and subject to rapid technological change. The Company's manufacturing subsidiary, NACT Telecommunications, Inc. ("NACT"), expects competition to increase in the future from existing competitors in the distributed switching systems market and from other companies that may enter NACT's existing or future markets, including major central office switch vendors. NACT currently competes with a number of lower capacity switch manufacturers such as Communications Product Development, Inc., Integrated Telephony Products, Inc. and PCS Telecom, Inc. NACT also competes with providers of open architecture (programmable) hardware switching platforms that are enhanced by applications providers and value added resellers. Such competitors include Excel, Inc., which has agreements with software application providers. As NACT's business develops and it seeks to market its switches to a broader customer base, NACT's competitors may include larger switch and telecommunications equipment manufacturers such as Lucent Technologies Inc., Siemens AG, Alcatel Alsthom Compagnie, L.M. Ericcson and Northern Telecom, Ltd. Many of NACT's current and potential competitors have substantially greater financial, technical and marketing resources than NACT. Increased competition could materially and adversely affect NACT's business, financial condition and results of operations through price reductions and loss of market share. There can be no assurance that NACT will be able to continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

GOVERNMENT REGULATION

         The Company's networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company.

         The FCC exercises jurisdiction over the Company and the Company must file tariffs for international services with the FCC. In addition, the Company must obtain prior FCC authorization for installation and operation of international facilities and international long distance services. State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which it operates. Local authorities control the Company's access to municipal rights-of-way. The networks are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. There can be no assurance that state or federal commissions will grant required authority or refrain from taking action against the Company, if it is found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses. The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on the Company and its operations. There are currently many regulatory actions being contemplated by Federal and state authorities regarding interconnection pricing and other issues that could result in sharp changes to the business conditions in the industry. There can be no assurance that these changes will not have a material adverse effect upon the Company. See "--Competition."

         In addition to requirements placed on LECs, the Telecommunications Act subjects the Company to certain federal regulatory requirements upon the Company's provision of local exchange service in a market. All LECs and CLECs must interconnect with other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic, offer their services for resale by other carriers and provide dialing parity and telephone number portability. The Telecommunications Act also requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities. The Company and other CLECs may be required to contribute to a universal service fund provided for in the Telecommunications Act. The FCC issued a notice of proposed rulemaking that may result in rule changes that may allow or require LECs to reduce access charges and may give LEC pricing flexibility with respect to access charges. No assurance can be given that the changes to current regulations or the adoption of new regulations (pursuant to the Telecommunications Act or otherwise) by the FCC or state commissions will not have an adverse material effect on the Company.


         In addition, the FCC imposes restrictions on foreign ownership of communications service providers utilizing radio frequencies. The operations of GST Telecom Hawaii Inc. ("GST Hawaii"), a wholly-owned subsidiary of GST that conducts the Company's business in Hawaii, use, among other transmission facilities, microwave radio facilities operating pursuant to FCC licenses granted to Pacwest Network, Inc., an entity that is controlled by John Warta, President and Chief Executive Officer of each of the Company and GST USA, Inc. In addition, under the FCC's foreign ownership rules, the Company cannot hold Personal Communications Services ("PCS") licenses. Magnacom Wireless, LLC ("Magnacom"), a company controlled by John Warta, has applied for various PCS licenses. The Company is in the process of establishing a non-exclusive 12 year agreement with Magnacom whereby the Company will purchase services relating to such licenses from Magnacom for use or resale. The FCC also has the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications service providers not utilizing radio frequencies (such as the Company). In the event the FCC exercises such authority, it could have a material adverse effect on the Company's CLEC and other businesses.

NEED TO ADAPT TO TECHNOLOGICAL CHANGE

         The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes on the business of the Company cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands.

         The future success of NACT will depend in part upon its ability to keep pace with advancing technology, evolving industry standards within the telecommunications industry and changing customer requirements in a cost-effective manner. There can be no assurance that NACT's products will not be rendered obsolete by other telecommunications products incorporating technological advances designed by competitors that NACT is unable to incorporate into its products in a timely manner.

POSSIBLE ADVERSE LITIGATION OUTCOME

         An action was commenced against NACT alleging that its telephone systems incorporating prepaid debit card features infringe upon a patent issued in 1987. An unfavorable decision in this action could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

         The efforts of a small number of key management and operating personnel will largely determine the Company's success and the loss of any of such persons could adversely affect the Company. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

         The Company must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate its networks. There can be no assurance that the Company will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against the Company. If any of the existing franchise or license agreements were terminated or not renewed and the Company were forced to remove its fiber optic cables or abandon its networks in place, such termination could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         As a result of the limited revenues and significant expenses associated with the expansion and development of its networks and services, the Company anticipates that its operating results could vary significantly from period to period. In addition, revenues relating to the Company's network businesses are and may continue to be dependent upon a small number of customers and contracts, revenues under which are likely to vary significantly from period to period.

VOLATILITY OF MARKET PRICE OF COMMON SHARES

         Since the Common Shares have been publicly traded, their market price has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Shares could be subject to significant fluctuations in response to various factors and events, including among other things, the depth and liquidity of the trading market of the Common Shares, variations in the Company's operating results and the difference between actual results and the results expected by investors and analysts. In addition, from time to time the stock market has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of the Common Shares.

RISKS OF INVESTMENT IN A CANADIAN CORPORATION

         The Company is a Canadian corporation. Certain directors and officers and certain of the Company's professionals are residents of Canada. As a result, it may be difficult for U.S. shareholders to effect service of process within the United States upon the Company or upon such directors, officers and professionals or to collect judgments of U.S. courts predicated upon civil liability under U.S. federal securities and other laws. The Company has been advised that there is substantial doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against the Company or such directors, officers and professionals predicated upon the civil liabilities provisions of U.S. laws or (ii) impose liabilities in original actions against the Company or its directors, officers and professionals predicated solely upon U.S. laws. In addition, the Company's status as a Canadian company limits the ability of the Company to hold or control common carrier radio frequency licenses in the United States.

POTENTIAL RESALES OF A SUBSTANTIAL NUMBER OF SHARES; REGISTRATION RIGHTS

         At September 30, 1996, the Company had outstanding 21,244,139 Common Shares. Of these shares, 20,276,210 Common Shares are freely tradeable, except for (i) any Common Shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act (2,960,182 of such 20,276,210 shares at September 30, 1996), which shares will be subject to the resale limitations of Rule 144 and an aggregate of 750,000 Common Shares subject to escrow under regulations of the VSE. The remaining 967,929 Common Shares are "restricted securities," as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including Rule 144. Of such 967,929 shares, the Company is contractually obligated to register for resale an aggregate of 26,624 shares. In addition, at September 30, 1996, (i) 3,057,719 Common Shares were reserved for issuance upon exercise of outstanding stock options (the "Outstanding Options"), with exercise prices ranging from $3.55 to $10.00 per share, (ii) 896,155 Common Shares were reserved for issuance upon exercise of outstanding warrants (the "Outstanding Warrants"), with exercise prices ranging from $5.52 to $12.96 per share, (iii) 3,019,598 Common Shares were reserved for issuance upon conversion of the convertible notes sold in the December Offering (the "Convertible Notes") (based on the aggregate accreted value of Convertible Notes on December 15, 1996). In addition, 3,200,000 Common Shares were reserved for issuance upon exercise of the warrants sold in the October Offering (the "October Warrants"). The Company has registered or is obligated to register the resale of the Common Shares issuable upon exercise of the Outstanding Options and the Outstanding Warrants. The Company is also obligated to register the issuance of the Common Shares issuable upon conversion of the Convertible Notes and upon exercise of the October Warrants. The future sale or the expectation of future sales of Common Shares in the public market could adversely affect the prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of Common Shares.

POTENTIAL ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue up to 10,000,000 Preference Shares, without par value (the "Preference Shares"), in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any Preference Shares, the rights of the holders of Common Shares would be subject to, and may be adversely affected by, the rights of the holders of any Preference Shares that may be issued in the future. Issuance of Preference Shares could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Shares to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

                                   THE COMPANY

         The Company provides a broad range of integrated telecommunications products and services, primarily to customers located in the western continental United States and Hawaii. Since inception as a facilities-based competitive access provider ("CAP"), the Company has constructed and operated digital interconnected telecommunications networks that provide an alternative to LECs. The Company has expanded beyond the scope of traditional CAP operations into CLEC services and currently provides, through its established sales channels, a range of enhanced telecommunications services that include long distance, Internet access and data services. In addition, the Company provides switched access and recently began to offer local dial tone services to complement its existing telecommunications service offerings. The Company also provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities through its subsidiary, NACT.

         The Company's fiber optic networks currently serve 24 cities in Arizona, California, New Mexico and Washington and its digital microwave networks serve four of the Hawaiian Islands. In addition, the Company has 18 networks under construction and other networks in various stages of development.

         The Telecommunications Act and state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. As a result of these regulatory changes, the Company is permitted in certain states to provide local dial tone in addition to its existing telecommunications service offerings. In order to capitalize on these opportunities, the Company has accelerated the development and construction of additional networks within its region. In addition, to facilitate the provision of local services, the Company has deployed four high capacity digital switches and intends to deploy additional switches in the first half of 1997.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Common Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of Common Shares beneficially owned by each Selling Shareholder as of December 31, 1996, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of Common Shares to be held by each Selling Shareholder after completion of the offering.

                                                                                                            Number of
                                                                                                              Common
                                                                                                          Shares/Percen
                                                                                                          tage of Class
                                                                                       Number of           to be Owned
                                                          Number of Common             Shares to              After
                                                          Shares Owned at              be Offered         Completion of
                      Name                               December 31, 1996*            for Resale          the Offering
---------------------------------------------      ----------------------------       --------------     ------------------
Glenn R. Meyer                                                 21,201(1)                 11,883               9,318(2)/(3)
Frederick W. Grimm                                             18,172(1)                 10,185               7,987(2)/(3)
John Goodman                                                   18,172(1)                 10,185               7,987(2)/(3)
Gregory C. Roberts                                              3,030(1)                  1,698               1,332(2)/(3)
The Canada Trust Company Account No                           204,450                   204,450                  0/(3)
058-103882-3
The Canada Trust Company Account No                            21,900                    21,900                  0/(3)
058-103892-5
The Canada Trust Company Account No                            15,000                    15,000                  0/(3)
009-101512-2
The Canada Trust Company Account No                            15,000                    15,000                  0/(3)
058-104272-3
The Canada Trust Company                                       15,000                    15,000                  0/(3)
Account No 058-103872-0
The Canada Trust Company Account No                            21,150                    21,150                  0/(3)
055-151020-7
The Canada Trust Company Account No                           495,450                   495,450                  0/(3)
009-107121-6
National Trust Company Account 695                            437,050                   373,050             64,000/(3)
3-000-004
Royal Trust Corporation of Canada                              15,000                    15,000                  0/(3)
Account 027-476-005
Royal Trust Corporation of Canada                              15,000                    15,000                  0/(3)
Account 007-476-001
Royal Trust Corporation of Canada                              15,600                    15,600                  0/(3)
Account 022-791-001
Royal Trust Corporation of Canada                              15,000                    15,000                  0/(3)
Account 023-538-001
Royal Trust Corporation of Canada                              15,000                    15,000                  0/(3)
Account 007-478-001
Royal Trust Corporation of Canada                              15,000                    15,000                  0/(3)
Account 007-329-008

                                      -13-

                                                                                                            Number of
                                                                                                              Common
                                                                                                          Shares/Percen
                                                                                                          tage of Class
                                                                                       Number of           to be Owned
                                                          Number of Common             Shares to              After
                                                          Shares Owned at              be Offered         Completion of
                      Name                               December 31, 1996*            for Resale          the Offering
---------------------------------------------      ----------------------------       --------------     ------------------

Royal Trust Corporation of Canada                              38,100                    38,100                  0/(3)
Account 092-601-001
Royal Trust Corporation of Canada                              34,500                    34,500                  0/(3)
Account 079-420-004
Royal Trust Corporation of Canada                              57,300                    57,300                  0/(3)
Account 096-048-001
Royal Trust Corporation of Canada                              67,050                    67,050                  0/(3)
Account 032-312-003
Royal Trust Corporation of Canada                             101,400                   101,400                  0/(3)
Account 045-361-030
Royal Trust Corporation of Canada                              31,500                    31,500                  0/(3)
Account 098-166-033
Royal Trust Corporation of Canada                              30,000                    30,000                  0/(3)
Account 771-080-985-004
Royal Trust Corporation of Canada                              30,000                    30,000                  0/(3)
Account 093-416-001
Royal Trust Corporation of Canada                              27,000                    27,000                  0/(3)
Account 079-420-003
Altamira Management Ltd. Account                              499,050                   499,050                  0/(3)
#102
Altamira Management Ltd. Account                              100,950                   100,950                  0/(3)
#301
Montreal Trust Company of Canada                               33,150                    33,150                  0/(3)
Account 902-310-002
Montreal Trust Company of Canada                               37,250                    25,050             12,200/(3)
Account 995-380-004
Montreal Trust Company of Canada                               16,700                    15,000              1,700/(3)
Account 921-310-003
Montreal Trust Company of Canada                               13,800                    10,500              3,300/(3)
Account 981-530-003
Montreal Trust Company of Canada                               21,000                    21,000                  0/(3)
Account 995-370-009
BPI Canadian Equity Value Fund                                127,500                   127,500                  0/(3)
Jones Heward Investment Counsel                                60,000                    60,000                  0/(3)
7C309
Jones Heward Investment JH5                                    18,000                    18,000                  0/(3)
Dofasco Supplementary Retirement                              116,800                    76,800             40,000/(3)
Income Fund
Dofasco Employees Savings & Profit                             84,300                    54,300             30,000/(3)
Sharing Fund
Lincluden Management Limited as                                50,550                    35,250             15,300/(3)
Agent for Bansco & Co. - Canadian
Medical Protective Association
Caisse de Depot et Placement du                               255,000                   255,000                  0/(3)
Quebec
Clifford V. Sander(4)                                         419,100(5)(6)             140,000              279,100/(3)(7)
John Warta(8)                                               1,672,000(6)(9)             725,000             947,000/4.3%(7)
Clint Warta (10)                                               45,680(6)(11)             25,000               20,680/(3)(7)
Gregory S. Warta (12)                                          45,816(6)(13)             25,000               20,816/(3)(7)
Tim Sansom (14)                                                83,767(6)(15)             60,000               23,767/(3)(7)
Matthew T. Wetzel (16)                                         44,721(17)                30,000               14,721/(3)

----------------------------
* The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of Common Shares beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act.

(1) Includes Common Shares registered pursuant to the Company's Registration Statement 333- 16141 on Form S-3. Does not include Common Shares issuable in quarterly installments on or after March 19, 1996 in connection with Company's purchase of Tri-Star. The number of Common Shares issuable in each installment is based on a formula using the trading price of the Common Shares at the date of issuance.

(2) Assumes that the Common Shares registered pursuant to the Company's Registration Statement 333-16141 on Form S-3 are owned by the Selling Shareholder after the completion of this offering.

(3)      Less than 1%.

(4) Mr. Sander became the Senior Vice President and Treasurer of the Company in March 1995. He became the Executive Vice President and Chief Financial Officer of GST Telecom Inc. in June 1994.

(5)      Includes 55,000 shares issuable upon exercise of options.

(6)      Includes   Common   Shares   registered   pursuant  to  the   Company's
         Registration Statement 333-1538 on Form S-3.

(7) Assumes that the Common Shares registered pursuant to the Company's Registration Statement 333-1538 on Form S-3 are owned by the Selling Shareholder after the completion of this offering.

(8) Mr. Warta became the President, Chief Executive Officer and a director of the Company in March 1995. He was the President and Chief Executive Officer of GST Telecom from June 1994 to April 1995.

(9) Includes 177,500 shares issuable upon exercise of options. Does not include 200,000 Common Shares issuable upon exercise of options that are not exercisable until the market price of the Common Shares on the AMEX reaches certain levels for certain prescribed periods.

(10) Mr. Warta became the Director of Product Development of the Company in August 1995.

(11)     Includes 15,680 Common Shares issuable upon exercise of options.

(12) Mr. Warta became the Assistant Vice President of Network Development of the Company in April 1996.

(13)     Includes 15,680 Common Shares issuable upon exercise of options.

(14)     Mr. Sansom became Controller of the Company in June 1994.

(15)     Includes 17,514 Common Shares issuable upon exercise of options.

(16) Mr. Wetzel became the Senior Analyst-Exchange and Wireless Services of the Company in February 1996.

(17)     Includes 14,721 Common Shares issuable upon exercise of options.


                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither the Company nor the Selling Shareholders have employed an underwriter for the sale of Common Shares by the Selling Shareholders. The Company will bear all expenses in connection with the preparation of this Prospectus. The Selling Shareholders will bear all expenses associated with the sale of the Common Shares.

         The Common Shares may be offered for the account of the Selling Shareholders from time to time solely on the AMEX or the VSE, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Shares from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the AMEX or the VSE or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker- dealers that act in connection with the sale of the Common Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Shareholders and applicable transfer taxes, are payable by the Selling Shareholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Stephen Irwin, counsel to Olshan Grundman Frome & Rosenzweig LLP, is an officer and director of the Company and holds 61,345 Common Shares and has been granted options and warrants to purchase an additional 615,000 Common Shares. In addition, other attorneys of such firm hold options to purchase Common Shares.

                                     EXPERTS

         The consolidated balance sheets of GST Telecommunications, Inc. and its subsidiaries as of September 30, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 1996 and 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The consolidated statements of operations, shareholders' equity and cash flows of GST Telecommunications, Inc. and its subsidiaries for the 13 months ended September 30, 1994 has been included herein in reliance upon the report of KPMG Peat Marwick Thorne, independent chartered accountants, upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee.......................................       $  10,520.42
Accounting Fees and Expenses...............................           7,500.00
Legal Fees and Expenses....................................          10,000.00
Blue Sky Fees and Expenses.................................             550.00
Miscellaneous Expenses.....................................           1,429.58
                                                                      --------

Total......................................................       $  30,000.00
                                                                  ============

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Company's authority to indemnify its directors and officers is governed by the provisions of Section 124 of the Canada Business Corporations Act, as follows:

         (1) INDEMNIFICATION. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

          (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

          (b)  in   the  case  of  a  criminal  or   administrative   action  or
               proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         (2) INDEMNIFICATION IN DERIVATIVE ACTIONS. A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

         (3) INDEMNITY AS OF RIGHT. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

         (a) was substantially successful on the merits in his defense of the action or proceeding, and

         (b)   fulfills the conditions set out in paragraphs (1)(a) and (b).

         (4) DIRECTORS' AND OFFICERS' INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to subsection (1) against any liability incurred by him

         (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

         (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

         (5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

         (6) NOTICE TO DIRECTOR. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

         (7) OTHER NOTICE. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

         The Company's by-laws provide that every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sanctions or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company.

         The Company maintains a $5,000,000 directors and officers liability insurance policy.

ITEM 16.          EXHIBITS.

                  EXHIBIT INDEX

EXHIBIT

      5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

     23(a) Consent of KPMG Peat Marwick LLP.

     23(b) Consent of KPMG Peat Marwick Thorne.

     23(c) Consent of Olshan Grundman  Frome & Rosenzweig  LLP (included  within
           Exhibit 5).

     24(a) Powers of Attorney (included on Page II-5).


ITEM 17.          UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada on this 7th day of January, 1997.

                                 GST TELECOMMUNICATIONS, INC.
                                 ----------------------------------------
                                     (Registrant)

                                 By: /s/ W. Gordon Blankstein
                                 ----------------------------------------
                                    W. Gordon Blankstein, Chairman of the Board

                       POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of GST Telecommunications, Inc. hereby constitutes and appoints W. Gordon Blankstein, John Warta, Stephen Irwin and Robert H. Hanson and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable GST Telecommunications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


               Signature                                           Title                        Date
               ---------                                           -----                        ----


/s/W. Gordon Blankstein                    Chairman of the Board
---------------------------------------
  (W. Gordon Blankstein)                                                                     January 7, 1997

/s/John Warta                              President, Chief Executive Officer
---------------------------------------    (Principal Executive Officer) and
       (John Warta)                        Director                                          January 7, 1997

/s/Robert H. Hanson                        Senior Vice President - Corporate
----------------------------------------   Development, Chief Financial
     (Robert H. Hanson)                    Officer (Principal Financial                      January 7, 1997
                                           Officer) and Director


/s/Clifford V. Sander                      Senior Vice President, Treasurer
----------------------------------------   and Chief Accounting Officer                      January 7, 1997
    (Clifford V. Sander)                   (Principal Accounting Officer)

/s/Stephen Irwin                           Vice Chairman of the Board,
----------------------------------------   Secretary and Director                            January 7, 1997
      (Stephen Irwin)

/s/Ian Watson                              Director
----------------------------------------
      (Ian Watson)                                                                           January 7, 1997

/s/ Peter E. Legault
----------------------------------------   Director
           (Peter E. Legault)                                                                January 7, 1997

----------------------------------------   Director                                          January , 1997
           (Jack G. Armstrong)

----------------------------------------   Director                                          January , 1997
            (Takashi Yoshida)

/s/Thomas E. Sawyer                        Director
----------------------------------------
           (Thomas E. Sawyer)                                                                January 7, 1997


The Company's Authorized Representative
in the United States

/s/Robert H. Hanson
----------------------------------------
Robert H. Hanson                                                                             January 7, 1997


                                 EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

     23(a)     Consent of KPMG Peat Marwick LLP.

     23(b)     Consent of KPMG Peat Marwick Thorne.

     23(c) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

     24(a)     Powers of Attorney (included on Page II-5).